@pos.com Announces Signing of Merger Agreement with Symbol Technologies, Inc.


San Jose, CA, Aug. 13, 2002 -@pos.com (www.atpos.com, OTC BB: EPOS), a leader in secure, interactive electronic transaction technologies, announced today the signing of an Agreement and Plan of Merger with Symbol Technologies, Inc. (NYSE:SBL) and the termination of its asset purchase agreement with Hand Held Products, Inc.

Under the terms of the Agreement and Plan of Merger, Symbol Technologies will acquire all of @pos.com outstanding common stock for $.46 per share. The transaction will be effected pursuant to a negotiated merger agreement, whereby Symbol Technologies will make a tender offer for all of @pos.com outstanding common stock.

"The transaction with Symbol will allow us to expand our operations, pursue market opportunities and continue to develop and enhance our product line," said John Wood, Chief Executive Officer of @pos. We believe that not only will the acquisition benefit our shareholders but shall also greatly benefit our customers as well."

"The acquisition will extend our product offering to our global retail customers. In addition, @pos's technology will complement and enhance other Symbol product offerings," said Richard Bravman, Chief Executive Officer, Symbol Technologies, Inc.

About @pos

@pos is a leader in secure, interactive electronic transaction technologies. The company delivers technologies that include signature capture pads, web-enabled platforms, smart card interfaces, and encryption engines supporting DES and Triple DES, in addition to offering an extensive suite of software tools. @pos currently markets its products to the retail, government and banking segments for applications that include electronic signature capture, debit and credit payments. For more information, see www.atpos.com, email to info@atpos.com, or call (408) 468-5400.

About Symbol Technologies, Inc.

Symbol Technologies, Inc., is a global leader in mobile data transaction systems, providing innovative customer solutions based on wireless local area networking for data and voice, application-specific mobile computing and bar code data capture. Symbol's wireless information appliances connect the physical world of people on the move, packages, paper and shipping pallets, to information systems and the Internet. Today, some 10 million Symbol bar code scanners, mobile computers and wireless LANs are utilized worldwide in markets ranging from retailing to transportation and distribution logistics, manufacturing, parcel and postal delivery, government, healthcare and education. Symbol's systems and products are used to increase productivity from the factory floor to the retail store, to the enterprise and out to the home. Information about Symbol is available at www.symbol.com and 1-800-722-6234 or 631-738-2400.



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Safe Harbor Statement

The matters discussed in this communication include forward-looking statements such as statements relating to our ability to successfully complete the transactions contemplated by the Agreement and Plan of Merger and statements relating to whether the merger will add value to our business. These forward-looking statements are subject to various risks, uncertainties, and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that the tender offer for our common stock may fail or that we may be unable to obtain shareholder approval of the transaction or that we will be otherwise unable to close the transaction contemplated. In addition, the inability to accurately predict the success of our company before and after the merger and other risks are detailed from time to time in our filings with the Securities and Exchange Commission. We disclaim any intent or obligation to update these forward-looking statements.

                                    * * *

@pos shareholders are advised to read the tender offer statement regarding the acquisition of the company which will be filed by Symbol Technologies and Symbol Acquisition Corp., a wholly-owned subsidiary of Symbol Technologies, with the U.S. Securities and Exchange Commission and the related solicitation/recommendation statement which will be filed by @pos with the Commission. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all shareholders of @pos, at no expense to them, by contacting the information agent, Georgeson Shareholders Communications Inc. These documents also will be available at no charge at the SEC's website at www.sec.gov.